Exhibit 99.1

Pablo Castaños Joins Golden Minerals as Executive Vice President

GOLDEN, CO - /BUSINESS WIRE/ - June 16, 2023 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) is pleased to announce that Pablo Castaños will be joining the Company on July 1, 2023, serving in a newly-created role of executive vice president.

Mr. Castaños brings to the Company more than 20 years of global and strategic leadership expertise, including twelve years in the mining industry, in positions focusing on strategic planning, finance, compliance, sustainability, government affairs and risk management. Since 2017, he has served as managing partner of Integra QRO Hold and Magnolia OneZero Investments, LLC, real estate development and construction companies located in Querétaro, Mexico and Austin, Texas, respectively. Between 2013 and 2016, he worked at Goldcorp Inc. (now Newmont Corporation) in Vancouver, British Columbia, Canada, initially serving as director of environmental compliance and subsequently serving as vice president of corporate social responsibility. From 2009 to 2013, he worked at Golden Minerals, serving as director of corporate affairs and later as vice president of corporate affairs. Between 2007 and 2009, he held the role of director of investor relations with Apex Silver Mines, and from 2004 to 2007 he served as corporate manager of Minera San Cristóbal, the largest silver, zinc and lead mine in Bolivia.

Mr. Castaños attended a graduate program conducted jointly by the Massachusetts Institute of Technology (MIT) and Gabriela Mistral University in Santiago, Chile, where he earned a Master of Business Administration in finance, with honors.

Mr. Jeffrey Clevenger, Chairman of the Board of Golden Minerals, commented on Mr. Castaños’ appointment, “Golden’s board is delighted with the return of Pablo to our organization. He is very familiar with Golden, brings significant bench strength to the team and his experience brings hands-on knowledge to our activities in Mexico.”

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine, advancing its Velardeña and Yoquivo properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

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For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060